UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): February 1, 2018

ONE STOP SYSTEMS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-38371	33-0885351
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2235 Enterprise Street #110

Escondido, California 92029

(760) 745-9883

(Address and Telephone Number of Registrant’s Principal Executive Offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On February 1, 2018, One Stop Systems, Inc. (the “Company”) entered into an Underwriting Agreement (the “Underwriting Agreement”) by and among the Company, selling stockholder Steve Cooper (CEO of the Company) (the “Selling Stockholder”) and Roth Capital Partners, LLC (“Roth”), as representative of the underwriters named therein (the “Underwriters”).

The Underwriting Agreement provided for the offer and sale by the Company (the “Offering”), and the purchase by the Underwriters, of 3,800,000 shares (the “Initial Securities”) of the Company’s common stock, $0.0001 par value (the “Common Stock”), at a price to the public of $5.00 per share ($4.65 per share, net of the underwriting discount). Roth acted as sole book-running manager and The Benchmark Company, LLC served as co-manager for the Offering.

Pursuant to the Underwriting Agreement, (i) the Company granted the Underwriters an option for a period of 45 days to purchase up to an additional 285,000 shares (the “Company Option Securities”) of Common Stock at the same price per share and (ii) the Selling Stockholder granted the Underwriters an option for a period of 45 days to purchase up to an aggregate additional 285,000 shares (the “Selling Stockholder Option Securities” and, together with the Company Option Securities, the “Option Securities”) of Common Stock at the same price per share. Any election by the Underwriters to purchase Option Securities will be made in proportion to the maximum number of Option Securities to be sold by the Company and the Selling Stockholder as set forth in the Underwriting Agreement.

In connection with the Offering, the Company issued to Roth a warrant that is initially exercisable for up to 380,000 shares of common stock (the “Warrant”). The Warrant is exercisable at a per share price equal to 120% of the price per share in the Offering, or $6.00 per share, and is exercisable at any time, and from time to time, in whole or in part, during the five-year period commencing upon the effective date of the Offering. The Warrant and the shares of common stock underlying the Warrant are subject to a 180 day lock-up. The exercise price and number of shares issuable upon exercise of the Warrant may be adjusted in certain circumstances, including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation.

The material terms of the Offering are described in the prospectus, dated February 1, 2018 (the “Prospectus”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on February 1, 2018 pursuant to Rule 424(b)(4) under the Securities Act of 1933, as amended (the “Securities Act”). The Offering is registered with the Commission pursuant to a Registration Statement on Form S-1, as amended (File No. 333-222121), initially filed by the Company with the Commission on December 18, 2017.

The Underwriting Agreement contains customary representations, warranties and agreements of the parties, and customary conditions to closing, obligations of the parties and termination provisions. The Company and the Selling Stockholder have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect of those liabilities.

Certain of the Underwriters and their respective affiliates may in the future, perform investment banking, commercial banking, advisory and other services for the Company and its affiliates from time to time for which they have received, and may in the future receive, customary fees and expenses.

The foregoing description of the Underwriting Agreement and of the Warrant is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement and the Warrant, copies of which are filed as Exhibit 1.1 and Exhibit 4.2, respectively, to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference. In addition, a copy of the Company’s press release announcing the pricing of the Offering is filed with this report as Exhibit 99.1, and incorporated into this Item 1.01 by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated as of February 1, 2018.

4.2	Warrant to Purchase Common Stock, dated as of February 1, 2018, issued by One Stop Systems, Inc. to Roth Capital Partners, LLC.

99.1	Press Release dated February 1, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE STOP SYSTEMS, INC.

Dated: February 1, 2018	By:	/s/ Steve Cooper
Steve Cooper
President, Chief Executive Officer and Chairman